Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

CASH AMERICA ANNOUNCES ACQUISITION OF 41 PAWN LENDING LOCATIONS IN TEXAS

Fort Worth, Texas (June 24, 2013) — Cash America International, Inc. (NYSE: CSH) announced today that it has signed an asset purchase agreement for the acquisition of a 41-store chain of pawn lending locations that operate in the State of Texas primarily under the name Top Dollar Pawn and owned by TDP Superstores Corp.

Commenting on the acquisition, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “We are excited about this opportunity to further expand Cash America’s pawn lending business in the State of Texas. This group of 41 stores allows us to grow our presence in many of the key markets in Texas where licensing restrictions exist. We are thrilled to bring Top Dollar Pawn’s group of well established pawn locations and talented personnel into the Cash America team. “

Top Dollar Pawn locations offer only pawn lending and related services. The business operates 15 stores in Houston, 13 stores in Dallas-Fort Worth, 5 stores in San Antonio and 8 additional locations in other central Texas markets. Top Dollar Pawn has been operating successfully since the mid 1990’s and had approximately $14.6 million in pawn loan balances as of December 31, 2012 (unaudited). Cash America operates 257 of its 828 U.S. lending locations in Texas, including 141 locations in common markets with Top Dollar Pawn.

Cash America estimates the aggregate purchase price of the Top Dollar Pawn acquisition to be approximately $102.5 million to be paid in cash, which may be adjusted based on the aggregate value of the pawn loan balance and the merchandise inventory balance held by seller at closing. The transaction is expected to be accretive to earnings following its closing, which should occur in the third quarter of 2013 and is subject to the satisfaction of customary closing conditions, including the completion of satisfactory due diligence, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other regulatory approvals.

About the Company

As of March 31, 2013, Cash America International, Inc. (the “Company”) operated 966 total locations offering specialty financial services to consumers, which included the following:

•	828 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”

•	47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño;” and

•	91 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 15 states in the United States under the name “Mr. Payroll.”

Additionally, as of March 31, 2013, the Company offered consumer loans over the Internet to customers:

•	in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;

•	in the United Kingdom at http://www.quickquid.co.uk and http://www.poundstopocket.co.uk;

•	in Australia at http://www.dollarsdirect.com.au; and

•	in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk	http://www.primaryinnovations.net

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company’s business or changes in the interpretation or enforcement thereof; the anticipated regulation of providers of consumer financial products and services by the Consumer Financial Protection Bureau; public perception of the Company’s business, including its consumer loan business and its business practices; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; fluctuations, including a sustained decrease, in the price of gold or a deterioration in economic conditions; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company’s services and the continued acceptance of the online distribution channel by the Company’s online loan customers; the Company’s ability to attract and retain qualified executive officers; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; changes in competition; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber attacks or fraudulent activity; compliance with laws and regulations applicable to international operations; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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